Exhibit 99.8

LETTER TO PARTICIPANTS

IN THE CBS RADIO 401(K) PLAN

in connection with the

Offer to Exchange up to 101,307,494 Shares of Common Stock of

CBS RADIO INC.

which are owned by CBS Corporation and

will be converted into Shares of Class A Common Stock of

ENTERCOM COMMUNICATIONS CORP.

for

Shares of Class B Common Stock of CBS Corporation

Pursuant to the Prospectus dated [●]

YOUR IMMEDIATE ATTENTION REQUIRED

[●]

Re: Exchange Offer for Shares of CBS Radio Inc. owned by CBS Corporation

Dear CBS Radio 401(k) Plan Participant:

The Plan’s records indicate that a portion of your account under the CBS Radio 401(k) Plan (the “Plan”) is invested in the CBS Class B Company Stock Fund (the “Class B Stock Fund”).

CBS Corporation (“CBS”) is offering to exchange (the “Exchange Offer”) up to 101,307,494 shares of common stock, par value $0.01 per share (“Radio Common Stock”), of CBS Radio Inc. (“CBS Radio”) that are owned by CBS for outstanding shares of CBS Class B common stock, par value $0.001 per share (“CBS Class B Common Stock”), that are validly tendered prior to the expiration of the Exchange Offer and not validly withdrawn, at an exchange ratio of [●] shares of Radio Common Stock for each share of CBS Class B Common Stock tendered, upon the terms and subject to the conditions set forth in the prospectus dated [●] (the “Prospectus”) and the related Letter of Transmittal (the “Letter of Transmittal”).

As described in greater detail in the Prospectus, if the Exchange Offer is undertaken and consummated but is not fully subscribed because less than all shares of Radio Common Stock owned by CBS are exchanged, or if the Exchange Offer is consummated but not all of the shares of Radio Common Stock owned by CBS are exchanged due to the upper limit for the Exchange Offer being in effect, the remaining shares of Radio Common Stock owned by CBS will be distributed in a spin-off on a pro rata basis to holders of CBS Class B Common Stock and CBS Class A Common Stock (together, the “CBS Common Stock”) whose shares of CBS Common Stock remain outstanding after consummation of the Exchange Offer (the “spin-off”), based on the relative economic interest of each such holder in the number of total outstanding shares of CBS Common Stock, excluding those shares of CBS Class B Common Stock that have been validly tendered and not withdrawn in the Exchange Offer. Any holder of CBS Class B Common Stock who validly tenders (and does not properly withdraw) shares of CBS Class B Common Stock for shares of Radio Common Stock in the Exchange Offer will waive their rights only with respect to such validly tendered shares (but not with respect to any other shares that are not validly tendered) to receive, and forfeit any rights to, shares of Radio Common Stock distributed on a pro rata basis to holders of CBS Common Stock in the spin-off.

As described in greater detail in the Prospectus, immediately following consummation of the Exchange Offer and, if necessary, the spin-off, a special purpose merger subsidiary of Entercom Communications Corp., a Pennsylvania corporation

(“Entercom”), named Constitution Merger Sub Corp., a Delaware corporation (“Merger Sub”), will be merged with and into CBS Radio, whereby the separate corporate existence of Merger Sub will cease and CBS Radio will continue as the surviving company and a wholly owned subsidiary of Entercom (the “Merger”). In the Merger, each share of Radio Common Stock will be converted into the right to receive one share of Class A common stock of Entercom, par value $0.01 per share (“Entercom Class A Common Stock”). Capitalized terms used but not defined herein shall have the same meaning given to them in the Prospectus.

Enclosed are materials related to the Exchange Offer and an Instruction Form for your immediate attention. As described below, you have the right to direct whether or not the [●], as directed trustee of the Plan (the “Trustee”), will accept the Exchange Offer for tender with respect to your proportional interests in the Class B Stock Fund. There will be no fee to you for instructing the Trustee to tender your proportional interest in the Class B Stock Fund.

To understand the Exchange Offer fully and for a more complete description of the terms and conditions of the Exchange Offer, you should carefully read the following materials about the Exchange Offer that are enclosed with this notice:

1.	Questions and Answers with Respect to the Tender Rights of Participants in the CBS Radio 401(k) Plan;

2.	CBS Radio 401(k) Plan “Blackout Period” Notice provided under ERISA;

3.	The Prospectus, including information about CBS that is incorporated by reference into the Prospectus;

4.	Instruction Form; and

5.	Reply Envelope.

Participants may instruct the Trustee to accept the Exchange Offer for tender via the Internet, by toll-free telephone call or by mail.

If responding via the Internet or by toll-free telephone call, participants should visit https://www.tabulationsplus.com/cbr or call 1-866-874-4882 before 1:00 p.m., New York City time, on [●].

If instructing the Trustee by mail, Participants should indicate their intention to tender on the enclosed Instruction Form and return the form authorizing the Trustee to accept the Exchange Offer for tender, either in the enclosed, pre-addressed envelope or by mailing the form to:

Ellen Philip Associates

Independent Tabulator

Attn: CBS Radio 401(k) Plan

80 Broad Street, #610

New York NY 10004

A pre-addressed envelope is enclosed for the purpose of returning your Instruction Form. If responding by mail, you should return your completed Instruction Form by mail to Ellen Philip Associates (the “Independent Tabulator”) in ample time to ensure that it is RECEIVED before 1:00 p.m., New York City time, on [●].

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), requires that plan assets be held in trust, and the shares of CBS Class B Common Stock that are the primary assets of the Class B Stock Fund are held in an account that is in the Trustee’s name rather than the Plan’s participants. Consequently, only the Trustee may tender shares of CBS Class B Common Stock in the Exchange Offer. However, you have the ability to direct whether or not the Trustee will tender those shares of CBS Class B Common Stock representing your proportional interest in the Class B Stock Fund.

You may direct the Trustee to tender all, a whole percentage or none of your proportional interest in the Class B Stock Fund. The Trustee will tender shares of CBS Class B Common Stock by aggregating all Plan participant instructions, but only in accordance with your instructions as well as those of the other Plan participants. Unless you affirmatively instruct the Trustee to tender, you will be deemed to have instructed the Trustee to tender none of your proportional interest in the Class B Stock Fund in the Exchange Offer.

The remainder of the documents enclosed in this packet summarize the Exchange Offer, your rights under the Plan and the procedures for directing the Trustee regarding the Exchange Offer. You should also read carefully the Prospectus in its entirety and the other documents to which it refers.

BACKGROUND

CBS has decided to pursue the Exchange Offer in order to facilitate the separation of CBS’s radio business from CBS’s other mass media businesses in a tax-efficient manner, thereby better positioning CBS to focus on its core remaining businesses.

As described in greater detail in the Prospectus, if the Exchange Offer is undertaken and consummated but the Exchange Offer is not fully subscribed because less than all shares of Radio Common Stock owned by CBS are exchanged, or if the Exchange Offer is consummated but not all of the shares of Radio Common Stock owned by CBS are exchanged due to the upper limit for the Exchange Offer being in effect, the remaining shares of Radio Common Stock owned by CBS will be distributed in a spin-off on a pro rata basis to holders of CBS Class B Common Stock and CBS Class A Common Stock, whose shares of CBS Common Stock remain outstanding after consummation of the Exchange Offer, based on the relative economic interest of each such holder in the number of total outstanding shares of CBS Common Stock, excluding those shares of CBS Class B Common Stock that have been validly tendered and not withdrawn in the Exchange Offer. Any holder of CBS Class B Common Stock who validly tenders (and does not properly withdraw) shares of CBS Class B Common Stock for shares of Radio Common Stock in the Exchange Offer will waive their rights only with respect to such validly tendered shares (but not with respect to any other shares that are not validly tendered) to receive, and forfeit any rights to, shares of Radio Common Stock distributed on a pro rata basis to holders of CBS Common Stock in the spin-off.

As described in greater detail in the Prospectus, immediately following consummation of the Exchange Offer and, if necessary, the spin-off, a special purpose merger subsidiary of Entercom, Merger Sub, will be merged with and into CBS Radio, whereby the separate corporate existence of Merger Sub will cease and CBS Radio will continue as the surviving company and a wholly owned subsidiary of Entercom. In the Merger, each share of Radio Common Stock will be converted into the right to receive one share of Entercom Class A Common Stock.

The Exchange Offer is subject to various conditions described in the Prospectus under “The Exchange Offer—Conditions for Consummation of the Final Distribution” that must be satisfied or waived. For example, CBS is not required to complete the Exchange Offer unless (i) CBS receives the Distribution Tax Opinion, (ii) CBS receives all necessary permits and authorizations under state or federal securities laws, (iii) CBS receives the consent of the FCC for the Transactions and any applicable waiting periods (and any extension of any applicable waiting period) under the HSR Act expire or terminate, each without the imposition of any Burdensome Restriction; and (iv) the conditions set forth to effect the Merger Agreement are fulfilled or waived (except for the condition that the Final Distribution has been consummated and the conditions that by their nature are to be satisfied at the Closing). CBS may waive certain of the conditions to the Exchange Offer prior to the expiration of the Exchange Offer, but if CBS waives the condition that it receive the Distribution Tax Opinion, then CBS may be required to pay the Tax Opinion Waiver Penalty. Entercom has no right to waive any of the conditions to the Exchange Offer. The Merger is also subject to various conditions described in the Prospectus under “The Merger Agreement—Conditions to the Merger” that must be satisfied. For example, Entercom, CBS, Merger Sub and CBS Radio are not required to satisfy their obligations to consummate the Merger unless (i) the Exchange Offer, and/or the split-off, is consummated, (ii) they receive the consent of the FCC for the Transactions and any applicable waiting periods (and any extension of any applicable waiting period) under the HSR Act expire or terminate, each without the imposition of any Burdensome Restriction, (iii) the registration statements of Entercom and CBS Radio have become effective and there is no stop order or proceedings seeking a stop order with respect thereto, (iv) approval for listing on the NYSE of the shares of Entercom Class A Common Stock and such other shares required to be reserved for issuance pursuant to the Merger will have been obtained and (v) the Entercom shareholder approval will have been obtained, in accordance with applicable law and the rules and regulations of the NYSE.

The Exchange Offer applies to the shares of CBS Class B Common Stock that are held by the Trustee of the Plan in the Class B Stock Fund. Only the Trustee, as directed trustee of the Plan, can tender shares of CBS Class B Common Stock in the Exchange Offer that are held by the Plan. However, you have the ability to direct whether or not the Trustee will tender those shares of CBS Class B Common Stock representing your proportional interest in the Class B Stock Fund. The Trustee will tender shares of CBS Class B Common Stock representing your proportional interest in the Class B Stock Fund solely in accordance with your instructions, and the Trustee will not tender any portion of your proportional interest in the Class B Stock Fund for which it does not receive timely and complete instructions.

NONE OF CBS, CBS RADIO, ENTERCOM, THEIR RESPECTIVE BOARDS OF DIRECTORS, THE TRUSTEE, THE INDEPENDENT TABULATOR, THE INFORMATION AGENT, THE PLAN’S RECORDKEEPER OR ANY PLAN FIDUCIARY OR ADMINISTRATOR IS MAKING ANY RECOMMENDATION REGARDING WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR PROPORTIONAL INTEREST IN THE CLASS B STOCK FUND IN THE EXCHANGE OFFER. THE DECISION TO TENDER ALL OR A PORTION OF YOUR PROPORTIONAL INTEREST IN THE CLASS B STOCK FUND LIES SOLELY WITH YOU, THE PARTICIPANT.

CONFIDENTIALITY

To assure the confidentiality of your decision, the Independent Tabulator will collect participant instructions and forward the information to the Trustee. Neither the Independent Tabulator nor the Trustee and its affiliates and agents will make the results of your individual instruction available to CBS or CBS Radio, except as required for proper administration of the Plan.

PROCEDURE FOR DIRECTING TRUSTEE

Deadline to Provide Instructions

If you decide to participate in the Exchange Offer, you must visit https://www.tabulationsplus.com/cbr, call 1-866-874-4882 or complete, sign, date and return the enclosed Instruction Form to the Independent Tabulator in sufficient time to ensure that your instructions are RECEIVED by the Independent Tabulator before 1:00 p.m., New York City time, on [●]. For purposes of determining your proportional interest in the Class B Stock Fund that is eligible to be tendered in the Exchange Offer, the Trustee will apply your instructions to your proportional interest in the Class B Stock Fund as of 1:00 p.m., New York City time, on [●]. Please refer to the enclosed Questions and Answers with Respect to the Tender Rights of Participants in the CBS Radio 401(k) Plan for more information.

If you fail to respond in one of the manners described above such that the Independent Tabulator has not received your instructions before 1:00 p.m., New York City time, on [●], you will be deemed to have instructed the Trustee to tender none of your proportional interest in the Class B Stock Fund in the Exchange Offer.

If you direct the Trustee to tender on your behalf by mail, it is important that you retain the top portion of your Instruction Form containing your unique control number, which you will need if you subsequently decide to change or withdraw your directions to the Trustee.

New Instructions and Withdrawal of Prior Instructions

You can withdraw or change your previously submitted instructions to the Trustee by issuing a new instruction to the Trustee via the Internet or by toll-free phone call. You may not issue a new instruction by mail. Your new instruction will cancel any prior instruction. Any new instructions must be received by the Independent Tabulator before 1:00 p.m., New York City time, on [●] in order to be valid. To issue a new instruction via the Internet, visit https://www.tabulationsplus.com/cbr. To issue a new instruction by phone, call 1-866-874-4882.

EXTENSION OF THE EXCHANGE OFFER

CBS may elect to extend the Exchange Offer for any reason, subject to the termination date of the Merger Agreement, by announcing the extension on www.[●].com and separately by press release later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date for the Exchange Offer. If the Exchange Offer is extended, and if administratively feasible, the deadline for Plan participants to instruct the Trustee whether or not to tender may also be extended. CBS will determine, in its sole discretion, whether the tender deadline for Plan participants will be extended, and its decision shall be final and binding.

If the deadline is extended for Plan participants, an announcement will be posted to the Plan’s website at www.[●].com. Please note, however, that any new deadline for Plan participants may be a different date and time than the deadline applicable to CBS shareholders who hold their shares of CBS Common Stock outside of the Plan.

NOTICE OF BLACKOUT PERIOD

[If a portion of your Plan account is allocated to the Class B Stock Fund, whether or not you instruct the Trustee to tender all or a percentage of your proportional interest in the Class B Stock Fund, the portion of your Plan account allocated to the Class B Stock Fund will be subject to a period of restriction referred to as a “blackout period,” the length of which varies depending on whether or not you instructed the Trustee to tender a portion of your proportional interest in the fund, during which certain Plan transactions are restricted (including loan requests, in-service withdrawals and full or partial distributions). Once the blackout period is lifted, an announcement will be posted to the Plan’s website at www.[●].com. It is extremely important that you carefully review the enclosed Blackout Period Notice and the Questions and Answers with Respect to the Tender Rights of Participants in the CBS Radio 401(k) Plan so that you are aware of these restrictions and the applicable dates. Any proportional interests exchanged pursuant to the terms, and subject to the conditions, of the Exchange Offer will be reflected in your Plan account as a transfer from the applicable Fund(s) into a new [●] Company Stock Fund to be formed under the Plan.]

SHARES HELD OUTSIDE OF THE PLAN

If you hold shares of CBS Common Stock outside of the Plan, you will receive, under separate cover, Offer materials which can be used to tender such shares. Those Offer materials may not be used to direct the Trustee to tender your proportional interest in the Class B Stock Fund. The instructions to tender or not tender your proportional interest in the Class B Stock Fund may only be made in accordance with the procedures described in this letter and in the enclosed materials. Similarly, the enclosed Instruction Form may not be used to tender shares of CBS Common Stock held outside the Plan.

FURTHER INFORMATION

For more details, please refer to the enclosed Questions and Answers with Respect to the Tender Rights of Participants in the CBS Radio 401(k) Plan and Blackout Period Notice, which address in detail the impact to the Plan.

If you require additional information concerning the procedure to tender your proportional interest in the Class B Stock Fund, please contact the Information Agent, Georgeson LLC, toll-free at 1-866-741-9588, to obtain additional information concerning the terms and conditions of the Exchange Offer and updated information on expiration dates and deadlines. If you would like to speak with a live operator, please call between the hours of 9:00 a.m. to 11:00 p.m. New York City time, Monday through Friday, and 12:00 p.m. to 6:00 p.m. New York City time on Saturdays.

For information about the Plan, you may visit the Plan’s website at www.[●].com, or call [●], the Plan’s Recordkeeper, toll free at [●] (Monday through Friday from [●] a.m. through [●] p.m. New York City time).